		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Three months ended March 31, 2000
GE except GECS
Earnings (a)		$3,521
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(769)
Plus:	Interest and other financial
	charges included in expense	253
	One-third of rental expense (c)	51

Adjusted "earnings"		$3,056

Fixed Charges:
	Interest and other financial charges	$253
	Interest capitalized	0
	One-third of rental expense (c)	51

Total fixed charges		$304

Ratio of earnings to fixed charges		10.05

General Electric Company and consolidated affiliates
Earnings (a)		$4,107
Plus:	Interest and other financial charges
	included in expense	2,857
	One-third of rental expense (c)	158

Adjusted "earnings"		$7,122

Fixed Charges:
	Interest and other financial charges	$2,857
	Interest capitalized	25
	One-third of rental expense (c)	158

Total fixed charges		$3,040

Ratio of earnings to fixed charges		2.34

(a) Earnings before income taxes and minority interest. (b) Earnings after income taxes, net of dividends. (c) Considered to be representative of interest factor in rental expense.